Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-54378, 333-128232, 333-149418 and 333-166543 on Forms S-8 of our report dated February 22, 2011 relating to the consolidated financial statements and financial statement schedule of RTI Biologics, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of RTI Biologics, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Tampa, Florida

February 22, 2011